Exhibit 1

Notice of 2008
Annual General Shareholder
Meeting and Management
Proxy Circular

Our annual general shareholder meeting will be held at 9:00 a.m. (Eastern time) on Tuesday, February 17, 2009 at the Palais des Congrès, 201 Viger Avenue West, Montréal, Québec in Room 517.
A live webcast of the meeting will be available on our website at www.bce.ca.

As a shareholder, you have the right to vote your shares, either by proxy or in person at the meeting.

Please note this annual general shareholder meeting relates only to the financial year 2007 and would normally have been held on or prior to June 30, 2008 had BCE Inc. not pursued the privatization transaction. Given that such transaction will not proceed, BCE Inc. must nonetheless hold such annual general shareholder meeting pursuant to legal requirements. As a result, disclosure with respect to “Director Compensation”, “Statement of Corporate Governance Practices”, “Statement on Executive Compensation” and “Interest of Informed Persons in Material Transactions” has already been made public in BCE’s annual information form (AIF) for the year ended December 31, 2007. You can access our 2007 AIF on our website at www.bce.ca or on SEDAR at www.sedar.com. We currently expect to hold our 2009 Annual General Shareholder Meeting relating to the financial year 2008 no later than June 30, 2009.

YOUR VOTE IS IMPORTANT

This document tells you who can vote, what you will be voting on and how to exercise your right to vote your shares. Please read it carefully.

BCE Inc.

3 ï	Letter from the Chair of the Board
4 ï	Letter from the President and Chief Executive Officer
5 ï	Notice of 2008 annual general shareholder meeting
6 ï	Management proxy circular
7 ï	About voting your shares
11 ï	What the meeting will cover
13 ï	About the nominated directors
20 ï	Other important information
21 ï	How to request more information
22 ï	Schedule A – Shareholder Proposals

2  .  BCE INC. 2008 MANAGEMENT PROXY CIRCULAR

Dear Fellow Shareholder,

On behalf of the Board of Directors of BCE Inc., I am pleased to invite you to the Annual General Meeting of shareholders for 2008, at which you will have the right to vote your shares on all items that come before the meeting. The meeting will be held on Tuesday, February 17, 2009 at 9:00am (Eastern time) at the Palais des Congrès, 201 Viger Avenue West, Montréal, Québec, in Room 517. The meeting will also be webcast live at www.bce.ca.

This circular informs you about these items and how to exercise your right to vote, which you may do by proxy or in person at the meeting. The circular also contains information about the nominated directors, the auditors, and the several shareholder proposals to be considered at the meeting.

Recently, I announced my intention to step down from the Board effective at this meeting. Serving as the Chair of the Board of BCE since 2002, during a period of such fundamental change in the industry and in the Company, has been one of the great honours of my business career. And with Bell now well launched toward a bright future as a public company, there is no better time for me to step away.

Three other directors will also be stepping down at the meeting. Judith Maxwell, John McArthur and Bob Pozen will not seek re-election and I want to thank them for their many valuable contributions to this Company.

I also want to thank my Board colleagues, former Chief Executive Officer Michael Sabia and current CEO George Cope, and all the employees of BCE and Bell for their dedication, determination and support. It is because of their efforts that Bell is positioned to succeed today and for many years to come.

The Board has announced its intention to elect Thomas C. O’Neill as Chair of the Board assuming his re-election as a Director at the meeting. I have supreme confidence that with his ability and standards, Tom will serve the Company and its shareholders in an exemplary fashion.

I hope to see you at the meeting.

Sincerely,

RICHARD J. CURRIE
Chair of the Board

December 30, 2008

BCE INC. 2008 MANAGEMENT PROXY CIRCULAR  .  3

Dear Fellow Shareholder:

I am pleased to join the Chair in inviting you to BCE’s 2008 Annual General Shareholder Meeting, my first as President and Chief Executive Officer of BCE and Bell Canada.

I look forward to discussing our Company’s capital structure and shareholder value initiatives, and Bell’s move forward as a competitive, service-focused operating company.

In July, we set a clear goal for Bell — to be recognized by customers as Canada’s leading communications company — and put in place the structure, team and strategy required to achieve it. I will discuss in detail Bell’s 5 Strategic Imperatives and the brand, service and network initiatives we are undertaking to execute on our customer-focused strategy.

On behalf of all Shareholders, I would like to recognize outgoing Chair Richard J. Currie for his significant contributions to our organization. We thank him for the valuable guidance and insight he provided with passion and conviction throughout his years of service to your Company.

I look forward to seeing you at the meeting.

Sincerely,

GEORGE A. COPE
President and Chief Executive Officer

December 30, 2008

4  .  BCE INC. 2008 MANAGEMENT PROXY CIRCULAR

YOU ARE INVITED TO OUR ANNUAL GENERAL SHAREHOLDER MEETING

When

Tuesday, February 17, 2009, 9:00 a.m. (Eastern time)

Where

Palais des Congrès
Room 517, 201 Viger Avenue West, Montréal, Québec

Webcast

A live webcast of the meeting will be available on our website at www.bce.ca.

What the meeting is about

We will be covering four items at the meeting:

1. receiving the financial statements for the year ended December 31, 2007, including the auditors’ report

2. electing directors who will serve until the end of the next annual shareholder meeting

3. appointing the auditors who will serve until the end of the next annual shareholder meeting

4. considering the shareholder proposals described in Schedule A.

The meeting may also consider other business that properly comes before the meeting.

You have the right to vote

You are entitled to receive notice of and vote at our annual general shareholder meeting, or any adjournment, if you were a holder of common shares of the Corporation on January 9, 2009.

You have the right to vote your shares on items 2 to 4 listed above and any other items that may properly come before the meeting or any adjournment.

Your vote is important

As a shareholder, it is very important that you read this material carefully and then vote your shares, either by proxy or in person at the meeting.

The following pages tell you more about how to exercise your right to vote your shares.

Admission to meeting

You will need an admission ticket to enter the meeting. Your ticket will be provided to you upon registration on February 17, 2009.

By order of the Board,

ALAIN F. DUSSAULT
Corporate Secretary

Montréal, Québec
December 30, 2008

BCE INC. 2008 MANAGEMENT PROXY CIRCULAR  .  5

In this document, you, your and shareholder refer to the common shareholders of BCE. We, us, our, Corporation, and BCE refer to BCE Inc. The information in this document is at December 30, 2008, unless otherwise indicated.

Our annual general shareholder meeting to be held on February 17, 2009 relates only to the financial year 2007 and would normally have been held on or prior to June 30, 2008 had BCE not pursued the privatization transaction. Given that such transaction will not proceed, BCE must nonetheless hold such annual general shareholder meeting pursuant to legal requirements. As a result, disclosure with respect to “Director Compensation”, “Statement of Corporate Governance Practices”, “Statement on Executive Compensation” and “Interest of Informed Persons in Material Transactions” has already been made public in BCE’s annual information form (BCE 2007 AIF) for the year ended December 31, 2007. You can access the BCE 2007 AIF on our website at www.bce.ca or on SEDAR at www.sedar.com. We currently expect to hold our 2009 Annual General Shareholder Meeting relating to the financial year 2008 no later than June 30, 2009.

This management proxy circular (Circular) is for our annual general shareholder meeting on February 17, 2009 (meeting). As a shareholder, you have the right to vote your shares on electing directors, appointing the auditors, the shareholder proposals and any other items that may properly come before the meeting or any adjournment.

To help you make an informed decision, please read this Circular and BCE 2007 AIF and the annual report for the year ended December 31, 2007 which you can access on our website at www.bce.ca or on SEDAR at www.sedar.com. This Circular tells you about the meeting, the nominated directors, the proposed auditors, and the shareholder proposals. The annual report gives you a review of our activities for the year 2007 and includes a copy of our annual financial statements and annual management’s discussion and analysis of financial condition and results of operations (MD&A). The BCE 2007 AIF gives disclosure on our corporate governance practices, executive compensation as well as directors’ compensation, for the year 2007.

Your proxy is solicited by management. In addition to solicitation by mail, our employees or agents may solicit proxies by telephone or other ways at a nominal cost. We have retained Georgeson Shareholder Communications Canada Inc. (Georgeson) to solicit proxies for us in Canada and the United States at an estimated cost of $50,000. We pay the costs of these solicitations.

If you have any questions about any of the information in this document, please call Georgeson at 1-888-605-7634 for service in English or French.

Approval of this circular

The board of directors approved the contents of this Circular and authorized it to be sent to each shareholder who is eligible to receive notice of and vote his or her shares at our annual general shareholder meeting, and to each director and to the auditors.

ALAIN F. DUSSAULT
Corporate Secretary

Montréal, Québec
December 30, 2008

6  .  BCE INC. 2008 MANAGEMENT PROXY CIRCULAR

YOUR VOTE IS IMPORTANT — AS A SHAREHOLDER, IT IS VERY IMPORTANT THAT YOU READ THIS INFORMATION CAREFULLY AND THEN VOTE YOUR SHARES, EITHER BY PROXY OR IN PERSON AT THE MEETING.

Voting by proxy

This is the easiest way to vote. Voting by proxy means that you are giving the person or people named on your proxy form (proxyholder) the authority to vote your shares for you at the meeting or any adjournment. A proxy form is included in this package.

You can choose from five different ways to vote your shares by proxy:

1. by telephone

2. on the Internet

3. by mail

4. by fax

5. by appointing another person to go to the meeting and vote your shares for you.

The directors who are named on the proxy form will vote your shares for you, unless you appoint someone else to be your proxyholder. If you appoint someone else, he or she must be present at the meeting to vote your shares.

If you are voting your shares by proxy, our transfer agent, Computershare Trust Company of Canada (Computershare), or other agents we appoint, must receive your completed proxy form by 4:45 p.m. (Montréal time) on Friday, February 13, 2009.

Please follow the instructions below based on whether you are a registered or non-registered shareholder.

You are a registered shareholder

if your name appears on your share certificate. Your proxy form tells you whether you are a registered shareholder.

You are a non-registered (or beneficial) shareholder

if your bank, trust company, securities broker or other financial institution holds your shares for you (your nominee). For most of you, your proxy form tells you whether you are a non-registered (or beneficial) shareholder.

If you are not sure whether you are a registered or non-registered shareholder, please contact Computershare.

Computershare Trust Company of Canada
100 University Avenue
9th Floor
Toronto, Ontario, Canada M5J 2Y1

Telephone
1-800-561-0934 (toll free in Canada and the United States)
514-982-7555 (in the Montréal area or from outside Canada and the United States)

Fax
1-888-453-0330 (toll free in Canada and the United States)
416-263-9394 (outside Canada and the United States)

E-mail
bce@computershare.com

BCE INC. 2008 MANAGEMENT PROXY CIRCULAR  .  7

How to vote — registered shareholders

A.	By proxy

1 By telephone

•	Call 1-866-732-8683 (toll free in Canada and the United States) or 312-588-4290 (International Direct Dial) from a touch-tone phone and follow the instructions.

•	You will need your (i) control number, (ii) holder account number and (iii) proxy access number. You will find these three numbers on the information sheet attached to your proxy form.

If you vote by telephone, you cannot appoint anyone other than the directors named on your proxy form as your proxyholder.

2 On the Internet

•	Go to Computershare’s website at www.investorvote.com and follow the instructions on screen.

•	You will need your (i) control number, (ii) holder account number and (iii) proxy access number. You will find these three numbers on the information sheet attached to your proxy form.

3 By mail

•	Detach the proxy form from the information sheet, complete pages 1 and 2 of the proxy form, sign and date your proxy form, and return it in the envelope we have provided.

•	Please see Completing the proxy form for more information.

4 By fax

•	Detach the proxy form from the information sheet, complete pages 1 and 2, sign and date your proxy form, and send both pages (in one transmission) by fax to 1-866-249-7775 (toll free in Canada and the United States) or 416-263-9524 (outside Canada and the United States).

•	Please see Completing the proxy form for more information.

5 By appointing another person to go to the meeting and vote your shares for you

•	This person does not have to be a shareholder.

•	Strike out the four names that are printed on the proxy form and write the name of the person you are appointing in the space provided. Complete your voting instructions, date and sign the form, and return it to Computershare as instructed.

•	Make sure that the person you appoint is aware that he or she has been appointed and attends the meeting.

•	At the meeting, he or she should see a Computershare representative at the table marked “Alternate attorneys/External proxyholders.”

•	Please see Completing the proxy form for more information.

B.	In person at the meeting

You do not need to complete or return your proxy form.

You should see a Computershare representative before entering the meeting to register your attendance at the meeting.

Voting in person at the meeting will automatically cancel any proxy you completed and submitted earlier.

8  .  BCE INC. 2008 MANAGEMENT PROXY CIRCULAR

How to vote — non-registered shareholders

1 By proxy

•	Your nominee is required to ask for your voting instructions before the meeting. Please contact your nominee if you did not receive a request for voting instructions or a proxy form in this package.

•	In most cases, you will receive a voting instruction form that allows you to provide your voting instructions by telephone, on the Internet, by mail or by fax. If you want to provide your voting instructions on the Internet, go to Broadridge Financial Solutions, Inc.’s website at www.proxyvote.com and follow the instructions on screen. You will need your 12-digit control number, which you will find on your voting instruction form.

•	Alternatively, you may be a non-registered shareholder who will receive from your nominee a voting instruction form which:

—	is to be completed and returned, as directed in the instructions provided OR

—	has been pre-authorized by your nominee indicating the number of shares to be voted, which is to be completed, dated, signed and returned to Computershare, by mail or fax.

2 In person at the meeting

•	We do not have access to the names or holdings of our non-registered shareholders. That means you can only vote your shares in person at the meeting if you have previously appointed yourself as the proxyholder for your common shares by printing your name in the space provided on the voting instruction form and submitting it as directed on the form. Your voting instructions must be received in sufficient time to allow your voting instruction form to be forwarded to Computershare by 4:45 p.m. (Montréal time) on Friday, February 13, 2009.

•	Your vote will be taken and counted at the meeting.

•	Prior to the meeting, you should see a representative of Computershare at the table marked “Alternate attorneys/External proxyholders.”

Completing the proxy form

You can choose to vote “For,” “Against” or “Withhold,” depending on the items listed on the proxy form.

When you sign the proxy form, you authorize George A. Cope, Thomas C. O’Neill, André Bérard or Donna Soble Kaufman, who are all directors, to vote your shares for you at the meeting according to your instructions. If you return your proxy form and do not tell us how you want to vote your shares, your vote will be counted:

•	FOR electing the nominated directors who are listed in the Circular

•	FOR appointing Deloitte & Touche LLP as auditors

•	AGAINST Shareholder Proposal no. 1

•	AGAINST Shareholder Proposal no. 2

•	AGAINST Shareholder Proposal no. 3

•	AGAINST Shareholder Proposal no. 4

•	AGAINST Shareholder Proposal no. 5

•	AGAINST Shareholder Proposal no. 6

•	AGAINST Shareholder Proposal no. 7

•	AGAINST Shareholder Proposal no. 8

•	AGAINST Shareholder Proposal no. 9

BCE INC. 2008 MANAGEMENT PROXY CIRCULAR  .  9

Your proxyholder will also vote your shares as he or she sees fit on any other matter that may properly come before the meeting.

If you are appointing someone else to vote your shares for you at the meeting, strike out the four names of the directors and write the name of the person voting for you in the space provided. If you do not specify how you want your shares voted, your proxyholder will vote your shares as he or she sees fit on each item and on any other matter that may properly come before the meeting.

If you are an individual shareholder, you or your authorized attorney must sign the form. If you are a corporation or other legal entity, an authorized officer or attorney must sign the form.

If you need help completing your proxy form, please contact Georgeson at 1-888-605-7634 for service in English or in French.

Changing your vote

You can revoke a vote you made by proxy by:

•	voting again by telephone or on the Internet before 4:45 p.m. (Montréal time) on Friday, February 13, 2009

•	completing a proxy form that is dated later than the proxy form you are changing and mailing it or faxing it to Computershare so that it is received before 4:45 p.m. (Montréal time) on Friday, February 13, 2009

•	sending a notice in writing from you or your authorized attorney to our Corporate Secretary so that it is received before 4:45 p.m. (Montréal time) on Friday, February 13, 2009

•	giving a notice in writing from you or your authorized attorney to the Chair of the meeting, at the meeting or any adjournment.

How the votes are counted

You have one vote for each common share you hold on January 9, 2009. As at December 30, 2008, 804,685,458 common shares were entitled to be voted at the meeting.

The election of directors (subject to our majority voting guidelines — see What the meeting will cover — Electing directors), appointment of the auditors and shareholder proposals will each be determined by a majority of votes cast at the meeting by proxy or in person.

Computershare counts and tabulates the votes. It does this independently of us to make sure that the votes of individual shareholders are confidential. Computershare refers proxy forms to us only when:

•	it is clear that a shareholder wants to communicate with management

•	the validity of the form is in question, or

•	the law requires it.

10  .  BCE INC. 2008 MANAGEMENT PROXY CIRCULAR

Four items will be covered at the meeting:

1. receiving our financial statements for the year ended December 31, 2007, including the auditors’ report

2. electing directors who will serve until the end of the next annual shareholder meeting

3. appointing the auditors who will serve until the end of the next annual shareholder meeting

4. considering the shareholder proposals described in Schedule A.

The meeting may also consider other business that properly comes before it. As of the date of this Circular, management is not aware of any changes to these items, and does not expect any other items to be brought forward at the meeting. If there are changes or new items, your proxyholder can vote your shares on these items as he or she sees fit.

1.	Receiving our financial statements

We will place before the meeting our financial statements, including the auditors’ report, for the year ended December 31, 2007. The financial statements are included in our 2007 annual report and were mailed to our shareholders in March 2008. They can also be accessed on our website at www.bce.ca or on SEDAR at www.sedar.com.

2.	Electing directors

You will be electing a board of directors (board) of 11 members. Please see About the nominated directors for more information. Directors appointed at the meeting will serve until the end of the next annual shareholder meeting, or until their earlier resignation.

All of the individuals nominated for election as directors are currently members of the board and each was elected at our 2007 annual shareholder meeting by at least a majority of the votes cast other than George Cope who was appointed to the board on July 11, 2008.

Notwithstanding the Corporation’s By-Laws and the Canada Business Corporations Act (CBCA), pursuant to our guidelines with respect to election of directors, at any shareholders’ meeting at which directors are to be elected in an uncontested election (i.e., the election does not involve a proxy battle), if any director nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, then such director nominee must, no later than 10 days following the receipt of the audited and final scrutineer’s report relating to such meeting (vote results), submit to the board his or her resignation letter, which will take effect only upon the acceptance of such resignation by the board.

The board, upon the recommendation of the Corporate Governance Committee (CGC), will within 90 days following the public disclosure of the vote results determine either to accept or not the subject director’s offer to resign, and the board will cause the Corporation to promptly publicly disclose, via press release, the board’s determination, including, in cases where the board has determined not to accept the resignation, the reasons therefor. It is generally expected that the CGC will recommend that the board accept such resignation, except in extraordinary circumstances.

If you do not specify how you want your shares voted, the directors named as proxyholders in the enclosed proxy form intend to cast the votes represented by proxy at the meeting FOR the election as directors of the nominated directors in this circular.

BCE INC. 2008 MANAGEMENT PROXY CIRCULAR  .  11

3.	Appointing the auditors

The board, on the advice of the audit committee, recommends that Deloitte & Touche LLP be re-appointed as auditors. Deloitte & Touche LLP and its predecessors have been the auditors of the Corporation since it was created in 1983. The audit firm appointed at the meeting will serve until the end of the next annual shareholder meeting.

If you do not specify how you want your shares voted, the directors named as proxyholders in the enclosed proxy form intend to cast the votes represented by proxy at the meeting FOR the appointment of Deloitte & Touche LLP as auditors.

4.	Considering the shareholder proposals

You will be voting on nine shareholder proposals that have been submitted for consideration at the meeting. These proposals are set out in Schedule A. The board recommends that shareholders vote AGAINST each of the shareholder proposals.

If you do not specify how you want your shares voted, the directors named as proxyholders in the enclosed proxy form intend to cast the votes represented by proxy at the meeting according to the board’s recommendations noted in the above paragraph.

Other business

Following the conclusion of the formal business to be conducted at the meeting, we will:

•	report on recent events that are significant to our business

•	report on other items that are of interest to our shareholders

•	invite questions and comments from shareholders

If you are not a shareholder, you may be allowed into the meeting after speaking with a representative of Computershare and if the Chair of the meeting allows it.

12  .  BCE INC. 2008 MANAGEMENT PROXY CIRCULAR

The table below tells you about the people who have been nominated for election as directors and the voting securities that they own directly or indirectly. Generally, all non-management directors sit on at least one board committee. We have also included other directorships held by the nominated directors during the past five years with public companies that are currently listed on an exchange. Information with respect to other public board directorships is given as of December 30, 2008.

Please consult the BCE 2007 AIF under Schedule 1 — Statement of Corporate Governance Practices — Directors’ compensation for a description of our deferred share unit plan for non-management directors.

CGC = Corporate Governance Committee, MRCC = Management Resources and Compensation Committee, PFC = Pension Fund Committee

André Bérard, O.C. Québec, Canada
CORPORATE DIRECTOR (SINCE MARCH 2004)

Mr. Bérard was Chair of the board of National Bank of Canada (chartered bank) from 2002 to March 2004, and Chair of the board and Chief Executive Officer of National Bank of Canada from 1990 to March 2002. He holds a Fellows Diploma of the Institute of Canadian Bankers and was Chair of the Executive Council of the Canadian Bankers’ Association from 1986 to 1988. He was appointed an Officer of the Order of Canada in 1995.

Date joined Board	Attendance during 2007		Ownership at December 30, 2008
January 2003	REGULARLY SCHEDULED	SPECIAL	1,120 26,493	common shares deferred share units
	7/7	14/16	88	Bell Aliant units

Other Public Board Directorships during the last five years		Committee Membership & Attendance during 2007
			REGULARLY SCHEDULED	SPECIAL
Bombardier Inc.	2004 – present	Audit Committee	5/5	1/1
Groupe BMTC Inc.	2001 – present	CGC	4/4	2/3
Saputo Inc.	1997 – present
TransForce Inc.	2003 – present
Kruger Inc.	2002 – 2005
LMS Medical Systems Ltd.	2004 – 2005
National Bank of Canada	1985 – 2004
Société financière Bourgie Inc.	1997 – 2005
Tembec Inc.	2006 – 2008
Vasogen Inc.	2000 – 2006

BCE INC. 2008 MANAGEMENT PROXY CIRCULAR  .  13

Ronald Alvin Brenneman[4] Alberta, Canada
PRESIDENT AND CHIEF EXECUTIVE OFFICER, PETRO-CANADA
(PETROLEUM COMPANY) (SINCE JANUARY 2000)

Before January 2000, Mr. Brenneman spent more than 30 years with Imperial Oil Limited and its parent company Exxon Corporation (both petroleum companies). He is a member of the board of the Canadian Council of Chief Executives. Mr. Brenneman holds a B. Sc (in chemical engineering) from the University of Toronto and a M. Sc (in control systems) from the University of Manchester.

Date joined Board	Attendance during 2007		Ownership at December 30, 2008
November 2003	REGULARLY SCHEDULED	SPECIAL	38,564 22,390	common shares deferred share units
	6/7	10/16	13,780	Bell Aliant units

Other Public Board Directorships during the last five years		Committee Membership & Attendance during 2007
			REGULARLY SCHEDULED	SPECIAL
The Bank of Nova Scotia	2000 – present	MRCC	4/4	2/2
Petro-Canada	2000 – present	PFC	4/4	N/A

George Alexander Cope, Ontario, Canada
PRESIDENT AND CHIEF EXECUTIVE OFFICER, BCE AND BELL CANADA
(SINCE JULY 2008)

Serving the Canadian telecommunications industry for more than 20 years, Mr. Cope was President and CEO of national wireless carrier Clearnet for 13 years before assuming the position of President and CEO of Telus Mobility in 2000. He joined Bell in 2005 as President and Chief Operating Officer of Bell Canada, and was appointed President and CEO of BCE and Bell in July 2008. Mr. Cope holds a Business Administration (Honours) degree from the University of Western Ontario. He serves on the Advisory Board of the Richard Ivey School of Business at the University of Western Ontario.

Date joined Board	Attendance during 2007	Ownership at December 30, 2008
July 2008	N/A	132,795 11,263	common shares Bell Aliant units

Other Public Board Directorships during the last five years		Committee Membership & Attendance during 2007
			REGULARLY SCHEDULED	SPECIAL
Bank of Montréal	2006 – present	N/A
NII Holdings, Inc.	2004 – present

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Anthony Smithson Fell, O.C. [1,4] Ontario, Canada
CORPORATE DIRECTOR (SINCE JANUARY 2008)

Mr. Fell was the Chairman of the Board, RBC Dominion Securities Limited (Investment Bank) from December 1999 to December 2007. Mr. Fell is also a director and Chair of the board of Munich Reinsurance Company of Canada. He was also, until June 2005, Chairman of the University Health Network Trustees. He was appointed an Officer of the Order of Canada in 2001.

Date joined Board	Attendance during 2007		Ownership at December 30, 2008
January 2002	REGULARLY SCHEDULED	SPECIAL	91,500 27,798	common shares deferred share units
	6/7	14/16	7,250	Bell Aliant units

Other Public Board Directorships during the last five years		Committee Membership & Attendance during 2007
			REGULARLY SCHEDULED	SPECIAL
CAE Inc.	2000 – present	Audit Committee	5/5	1/1
Loblaw Companies Limited	2001 – present	MRCC	4/4	2/2

Donna Soble Kaufman Ontario, Canada
CORPORATE DIRECTOR (SINCE JULY 1997) AND LAWYER

Mrs. Kaufman is a former partner with Stikeman Elliott (international law firm), where she practised antitrust law. She has served on a number of boards since 1987, when she became a director, Chair of the Board and Chief Executive Officer of Selkirk Communications (diversified communications company). She is also a director of Historica (private sector-led education initiative to promote knowledge of Canadian history and heritage) and the Institute of Corporate Directors. She also serves on the Canadian Advisory Board of Catalyst (non-profit organization working to expand opportunities for women and business). In 2001, she was named a Fellow of the Institute of Corporate Directors.

Date joined Board	Attendance during 2007		Ownership at December 30, 2008

June 1998	REGULARLY SCHEDULED 7/7	SPECIAL 15/16	3,049 26,020 241	common shares deferred share units Bell Aliant units

Other Public Board Directorships during the last five years		Committee Membership & Attendance during 2007
			REGULARLY SCHEDULED	SPECIAL
TransAlta Corporation (Chair)	1989 – present	CGC (Chair)	4/4	3/3
Hudson’s Bay Company	2000 – 2006
UPM-Kymmene Corporation (Finland)	2001 – 2004

BCE INC. 2008 MANAGEMENT PROXY CIRCULAR  .  15

Brian Michael Levitt Québec, Canada
PARTNER AND CO-CHAIR, OSLER, HOSKIN & HARCOURT LLP (LAW FIRM)
(SINCE JANUARY 2001)

Mr. Levitt was the chairman of the board of Domtar Inc. from 2004 until March 2007. Previously, he held a number of executive positions with Imasco Limited (consumer products and services company), including president and chief executive officer from 1995 to 2000. He is also a director of the Montréal Museum of Fine Arts.

Date joined Board	Attendance during 2007		Ownership at December 30, 2008
May 1998	REGULARLY SCHEDULED	SPECIAL	2,573 48,207	common shares deferred share units
	7/7	7/7*	2,000	Bell Aliant units

Other Public Board Directorships during the last five years		Committee Membership & Attendance during 2007
			REGULARLY SCHEDULED	SPECIAL
Domtar Corporation	1997 – present	PFC	4/4	n/a
The Toronto-Dominion Bank	2008 – present
Alcan Inc.	2001 – 2003
Cossette Communication Group Inc.	1999 – 2004

*	During 2007, Mr. Levitt was recused from attending special board meetings as a matter of prudent conflict management procedures in respect of his law firm’s representation of Telus Corporation during BCE’s strategic review process.

The Honourable Edward C. Lumley, P.C.[2] Ontario, Canada
VICE-CHAIRMAN, BMO NESBITT BURNS INC. (INVESTMENT BANK)
(SINCE DECEMBER 1991)

From 1986 to 1991, Mr. Lumley served as chair of Noranda Manufacturing Group Inc. From 1974 to 1984, he was a member of Parliament during which time he held various cabinet portfolios in the Government of Canada, including minister of Industry, International Trade, Communications and Science and Technology.

Date joined Board	Attendance during 2007		Ownership at December 30, 2008
January 2003	REGULARLY SCHEDULED	SPECIAL	9,150 20,113	common shares deferred share units
	7/7	15/16	724	Bell Aliant units

Other Public Board Directorships during the last five years		Committee Membership & Attendance during 2007
			REGULARLY SCHEDULED	SPECIAL
Canadian National Railway Company	1996 – present	CGC	4/4	2/3
Dollar-Thrifty Automotive Group	1997 – present
Air Canada	1994 – 2004
Intier Automotive Inc.	2001 – 2005
Magna Entertainment Corp.	2000 – 2006
Magna International Inc.	1989 – 2008

16  .  BCE INC. 2008 MANAGEMENT PROXY CIRCULAR

Thomas Charles O’Neill, F.C.A.[4] Ontario, Canada
CORPORATE DIRECTOR (SINCE OCTOBER 2002) AND CHARTERED ACCOUNTANT

Mr. O’Neill was Chief Executive Officer of PricewaterhouseCoopers Consulting (provider of management consulting and technology services) from January 2002 to May 2002 and then Chairman of the board from May 2002 to October 2002. Mr. O’Neill is a former Vice-Chair of the Board of Governors of Queen’s University and a past member of the Advisory Council of Queen’s University School of Business. Mr. O’Neill graduated from Queen’s University with a B.Comm. and is a chartered accountant. Mr. O’Neill received an Honorary LL.D. from Queen’s University.

Date joined Board	Attendance during 2007		Ownership at December 30, 2008
January 2003	REGULARLY SCHEDULED	SPECIAL	2,745 10,549	common shares deferred share units
	7/7	15/16	217	Bell Aliant units

Other Public Board Directorships during the last five years		Committee Membership & Attendance during 2007
			REGULARLY SCHEDULED	SPECIAL
Adecco S.A.	2004 – present	Audit Committee	5/5	1/1
Loblaw Companies Limited	2003 – present	(Chair)
Nexen Inc.	2002 – present
The Bank of Nova Scotia	2008 – present
Dofasco Inc.	2003 – 2006

James Allen Pattison, O.C., O.B.C.[3] British Columbia, Canada
CHAIRMAN AND CHIEF EXECUTIVE OFFICER, THE JIM PATTISON GROUP (DIVERSIFIED CONSUMER-ORIENTED COMPANY) (SINCE MAY 1961)

Mr. Pattison founded the Jim Pattison Group in 1961. From 1981 to 1986, he helped organize Expo 86 in Vancouver serving as President and CEO of the Expo 86 Corporation. Mr. Pattison is also a trustee of the Ronald Reagan Presidential Foundation. He was appointed an Officer of the Order of Canada in 1987 and of the Order of British Columbia in 1990.

Date joined Board	Attendance during 2007		Ownership at December 30, 2008
February 2005	REGULARLY SCHEDULED	SPECIAL	91,500 13,910	common shares deferred share units
	7/7	14/16	7,250	Bell Aliant units

Other Public Board Directorships during the last five years		Committee Membership & Attendance during 2007
			REGULARLY SCHEDULED	SPECIAL
Canfor Corporation	2003 – present	CGC	3/4	3/3
Brookfield Asset Management	2006 – present
Sun-Rype Inc.	2008 – present
Canaccord Capital Inc.	2004 – 2006

BCE INC. 2008 MANAGEMENT PROXY CIRCULAR  .  17

Paul Mathias Tellier, P.C., C.C., Q.C. Québec, Canada
CORPORATE DIRECTOR (SINCE DECEMBER 2004)

Mr. Tellier was appointed, in February 2007, Chairman of the Board of GCT Global Container Terminals Inc. (wholly-owned by Ontario Teachers’ Pension Plan). He was President and Chief Executive Officer of Canadian National Railways from 1992 to 2002 and Bombardier Inc. (manufacturer of business jets, regional aircraft and rail transportation equipment) from 2003 to December 2004. He is a director of the advisory board of General Motors of Canada (car manufacturer) and a director of McCain Foods Limited (food distribution, retail and production company). He was appointed Companion of the Order of Canada in 1992 and was awarded Honorary Doctorates from the following universities: Saint Mary’s University (Halifax), University of New Brunswick (Fredericton), McGill University (Montréal), University of Alberta (Edmonton) and University of Ottawa (Ottawa).

Date joined Board	Attendance during 2007		Ownership at December 30, 2008
April 1999	REGULARLY SCHEDULED	SPECIAL	1,555 49,644	common shares deferred share units
	6/7	14/16	123	Bell Aliant units

Other Public Board Directorships during the last five years		Committee Membership & Attendance during 2007

			REGULARLY SCHEDULED	SPECIAL
Rio Tinto plc	2007 – present	PFC	3/4	n/a
Rio Tinto Limited	2007 – present
Alcan Inc.	1998 – 2007
Bombardier Inc.	1997 – 2004
Canfor Corporation	2006 – 2008

Victor Leyland Young, O.C. Newfoundland and Labrador, Canada
CORPORATE DIRECTOR (SINCE MAY 2001)

Mr. Young was Chairman and CEO of Fishery Products International (vertically integrated seafood company) from 1984 to 2001. He is also a director of RBC Dexia Investor Services Trust (institutional investor services company) and McCain Foods Limited (food distribution, retail and production company). In 1996, he was appointed an Officer of the Order of Canada and was awarded an Honorary Doctorate from Memorial University in Newfoundland and Labrador. In 2007, he was named a Fellow of the Institute of Corporate Directors.

Date joined Board	Attendance during 2007		Ownership at December 30, 2008
May 1995	REGULARLY SCHEDULED	SPECIAL	5,952 17,962	common shares deferred share units
	7/7	14/16	5,500	Bell Aliant units

Other Public Board Directorships during the last five years		Committee Membership & Attendance during 2007

			REGULARLY SCHEDULED	SPECIAL
Imperial Oil Limited	2002 – present	Audit Committee	5/5	1/1
Royal Bank of Canada	1991 – present	PFC	4/4	n/a
Bell Aliant Regional Communications	2002 – present
Income Fund (before July 2006, member of the board of Aliant Inc.)

18  .  BCE INC. 2008 MANAGEMENT PROXY CIRCULAR

1	Mr. Fell was a director of Teleglobe Inc. until April 2002. Teleglobe Inc. filed for court protection under insolvency statutes on May 15, 2002.

2	Mr. Lumley was a director of Air Canada until October 2004. Air Canada filed for court protection under insolvency statutes on April 1, 2003.

3	Mr. Pattison was a director of Livent Inc. until September 1999. Livent Inc. filed for court protection under insolvency statutes on November 18, 1998.

4	Mr. Fell and Mr. O’Neill both serve as directors of Loblaw Companies Limited. Mr. Brenneman and Mr. O’Neill both serve as directors of The Bank of Nova Scotia.

Shareholdings of nominated directors as at December 30, 2008:

•	Total common shares held by nominated directors: 380,503 common shares

•	Total number of deferred share units held by nominated directors: 263,086 deferred share units

•	Total value of common shares and deferred share units held by nominated directors: $15,536,239 (based on the closing price of common shares on the Toronto Stock Exchange (TSX) as of the close of business on December 30, 2008 ($24.14 per share)).

DIRECTORS’ COMPENSATION

The information that appears on pages 59 and 60 of the BCE 2007 AIF under Schedule 1 — Statement of Corporate Governance Practices — Directors’ Compensation is incorporated herein by reference. The BCE 2007 AIF is available on our website at www.bce.ca or on SEDAR at www.sedar.com.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The information that appears on pages 52 to 77 of the BCE 2007 AIF under Schedule 1 — Statement of Corporate Governance Practices is incorporated herein by reference. The BCE 2007 AIF is available on our website at www.bce.ca or on SEDAR at www.sedar.com.

STATEMENT ON EXECUTIVE COMPENSATION

The information that appears on pages 78 to 98 of the BCE 2007 AIF under Schedule 2 — Statement of Executive Compensation is incorporated herein by reference. The BCE 2007 AIF is available on our website at www.bce.ca or on SEDAR at www.sedar.com.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

The information that appears on pages 43 to 48 of the BCE 2007 AIF under “Interest of Management and Others in Material Transactions” is incorporated herein by reference. The BCE 2007 AIF is available on our website at www.bce.ca or on SEDAR at www.sedar.com.

BCE INC. 2008 MANAGEMENT PROXY CIRCULAR  .  19

Personal loans to directors and officers

The Corporation and its subsidiaries have not granted loans or extended credit to any current or nominated directors or executive officers or to individuals who have held these positions during the last fiscal year, or to any of their associates, and to this extent we are compliant with the prohibition under the Sarbanes-Oxley Act.

Directors’ and officers’ liability insurance

As at December 31, 2007 we and our subsidiaries have bought directors and officers liability insurance coverage of US$380 million (approximately $385 million). This insurance is to protect the directors and officers and those of our subsidiaries against certain liabilities they may incur in this capacity. In 2007 the Corporation charged a total of $6,842,179 against earnings for its portion of the premium.

When we are not permitted by law to indemnify a director or officer, the deductible is zero. When we are permitted to indemnify him or her, the deductible is US$10 million (approximately $10 million). In addition, we pay 20% of all defence costs (other than securities claims). With respect to losses (other than securities claims losses), the percentage of allocation between the Corporation and the insurer is negotiated between them.

Canadian ownership and control regulations

Since 1994, the Telecommunications Act and associated regulations have governed Canadian ownership and control of Canadian telecommunications carriers. Bell Canada and certain of its affiliates are subject to this Act.

Under the Telecommunications Act, in order for a corporation to operate as a Canadian common carrier, the following conditions have to be met:

•	Canadians own at least 80% of its voting shares

•	at least 80% of the members of the carrier company’s board of directors are Canadians

•	the carrier company is not controlled by non-Canadians.

In addition, where a parent company owns at least 66 2/3% of voting shares of the carrier company (Carrier holding company), the Carrier holding company must have at least 66 2/3% of its voting shares owned by Canadians and must not be controlled by non-Canadians. Regulations give certain powers to the Canadian Radio-television and Telecommunications Commission (CRTC) and to Canadian carriers themselves to ensure that they comply with the Telecommunications Act. These powers include the right to:

•	suspend the voting rights attached to shares considered to be owned or controlled by non-Canadians

•	refuse to register a transfer of voting shares to a non-Canadian

•	force a non-Canadian to sell his or her voting shares

•	suspend the voting rights attached to that person’s shares, if that person’s holdings would affect our status as “Canadian” under the Act.

20  .  BCE INC. 2008 MANAGEMENT PROXY CIRCULAR

However, in our case, there is an additional control restriction under the Bell Canada Act. Prior approval by the CRTC is necessary for any sale or other disposal of Bell Canada’s voting shares unless we retain at least 80% of all Bell Canada voting shares.

Similarly, the Canadian ownership rules for broadcasting licensees, such as Bell ExpressVu Limited Partnership, is generally in line with the rules for Canadian common carriers by restricting allowable foreign investments in voting shares at the licensee operating company level to a maximum of 20% and at the holding company level to a maximum of 33 1/3%. The CRTC is precluded under a direction issued under the Broadcasting Act from issuing, amending or reviewing a broadcasting license of an applicant that does not satisfy these Canadian ownership criteria.

Cultural concerns over increased foreign control of broadcasting activities led to a restriction that prevents a holding company that exceeds the former 20% limit or its directors from exercising control or influence over any programming decisions of a subsidiary licensee.

In addition, because we hold a broadcasting licence as a limited partner in Bell ExpressVu Limited Partnership, we are subject to the 20% foreign ownership limit for broadcasting licensees.

The percentage of non-Canadian ownership of BCE common shares was approximately 21% at December 19, 2008. We monitor and periodically report on the level of non-Canadian ownership of our common shares.

Documents you can request

You can ask us for a copy of the following documents at no charge:

•	our most recent annual report, which includes our comparative financial statements and MD&A for the most recently completed financial year together with the accompanying auditors’ report

•	any interim financial statements that were filed after the financial statements for our most recently completed financial year

•	our MD&A for the interim financial statements

•	the Circular for our most recent annual shareholder meeting

•	our most recent AIF, together with any document, or the relevant pages of any document, incorporated by reference into it.

Please write to the Corporate Secretary’s Office or the Investor Relations Group at 1, Alexandre-Graham-Bell, Building A, 7th Floor, Verdun, Québec, Canada H3E 3B3 or call 1-800-339-6353.

These documents are also available on our website at www.bce.ca, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All of our news releases are also available on our website.

BCE INC. 2008 MANAGEMENT PROXY CIRCULAR  .  21

We will consider proposals from shareholders to include as items in the Circular for our 2009 annual shareholder meeting. Please send your proposals to us by February 6, 2009.

The following shareholder proposals have been submitted for consideration at the meeting. They were all submitted by the “Mouvement d’éducation et de défense des actionnaires” (MEDAC), an investor holding at least $2,000 worth of BCE common shares.

PROPOSAL NO. 1 — Increase of 10% in the dividend paid to shareholders who hold their shares for two years and more

It is proposed that Bell Canada Enterprises encourages the continuity of its shareholding by increasing by 10% the dividend normally paid on shares held for more than two years.

In the past few years, market instability and investors’ search for short-term profitability have encouraged investors to “constantly play the market”. Adopting the MEDAC proposal would have the beneficial effect, besides recognizing shareholder loyalty, to encourage the development of a base of shareholders who pursue long-term return objectives and favour management, orientation and compensation policies centered on the sustainability of Bell Canada Enterprises.

This proposal is based on a French law passed on July 12, 1994 authorizing corporations to reward individual shareholders for their loyalty. Currently in effect in large French corporations, Air Liquide and Lafarge, such a policy encourages small investors to hold onto their shares, to develop a greater sense of belonging and to favour long-term policies.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST PROPOSAL NO. 1 FOR THE FOLLOWING REASONS:

Canada’s federal and provincial corporate laws require that all shareholders of the same class are entitled to equal treatment in all respects, including the right to receive dividends in an amount per share as and when declared by the board of directors.

Therefore, the Corporation cannot adopt this proposal without violating the applicable provisions of the Canada Business Corporations Act (CBCA).

For these reasons, the Board of Directors recommends that shareholders vote AGAINST this proposal.

22  .  BCE INC. 2008 MANAGEMENT PROXY CIRCULAR

PROPOSAL NO. 2 — Voting right after a minimal holding period of one year

It is proposed that shareholder voting rights be conferred after a minimum holding period of one year.

This proposal is based on the recommendations of The Institute for the Governance of Public and Private Organizations (HEC-Concordia) financed in part by the Jarislowsky Foundation and the aforementioned universities.

The Institute sets out the following reasons:

“The practice of giving a shareholder all the privileges of corporate citizenship upon acquisition of a share has two pernicious effects, or, at the very least, two debatable ones.

This practice confers influence and gives power to transient individuals seeking to create short-term profit solely for their own benefit, regardless of the price, and, in particular, to profit from a short-term position in a corporation to influence the outcome of a takeover or to trigger it.

This practice also pushes managers to make decisions with a view to the short term, under the pressure of the expectations of such transient shareholders. For instance, a study by Brian Bushee concluded that a high proportion of shares held by transient shareholders causes companies to place exaggerated emphasis on their expectations of short-term profit. This conclusion confirms the concerns of many corporate executives about the deleterious effects of a shareholder base dominated by institutional investors only interested in immediate results (Bushee, 2004).

In another study, Graham, Harvey and Rajgopal (2005) took a survey of 400 financial executives in the U.S. They found that the executives were prepared to sacrifice projects having a positive net present value to satisfy shareholder expectations of quarterly profits. The authors concluded: ‘The results are definitely problematic, because the majority of CFOs admit to sacrificing long-term economic value for the company to meet short-term profit expectations or avoid excessive fluctuations of quarterly profits’.”

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST PROPOSAL NO. 2 FOR THE FOLLOWING REASONS:

As expressed in response to Proposal No. 1, equality of treatment for all shareholders of the same class is required by the CBCA and, therefore, the Corporation cannot adopt this proposal without violating the applicable provisions of the CBCA.

For these reasons, the Board of Directors recommends that shareholders vote AGAINST this proposal.

PROPOSAL NO. 3 — Compensation benefits to employees

It is proposed that, in the event of a merger or acquisition, the by-laws of Bell Canada Enterprises provide for paying an amount into the employee pension fund equal to twice the bonuses and compensation benefits paid to officers and directors.

In its August 15, 2007 issue, the newspaper La Presse revealed that the senior executives and directors of BCE will pocket a grand total of $170 million as a result of the hostile bid made by the Ontario Teachers’ Pension Fund to take over the company. In connection with the merger of Alcan and Rio Tinto, the circular for acceptance of the US$38.1 billion offer described incentive bonuses of $110 million for officers and executives. If the transaction goes through, the [Alcan] CEO will pocket at least $51 million. In the event he is dismissed after the takeover of Rio Tinto, he would be entitled to additional compensation of at least $8.1 million. His senior management assistants at Alcan will share a jackpot of at least $88 million in bonuses and various gains.

BCE INC. 2008 MANAGEMENT PROXY CIRCULAR  .  23

In MEDAC’s opinion, it is unfair for employees not to receive any benefit from such a transaction. Loyal employees have devoted years and often decades to building up the business. They deserve more than some officers who are just passing through, line their pockets, enjoy a golden retirement and other benefits that are not commensurate with the quality of the services they have rendered to Bell Canada Enterprises.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST PROPOSAL NO. 3 FOR THE FOLLOWING REASONS:

Pension plans are subject to specific rules under which it may be impossible for the Corporation to contribute above a certain amount. Therefore, the proposal to have a pension plan contribution triggered by a merger or acquisition could affect the registered status of the pension plans of the Corporation. The Corporation is responsible for ensuring adequate funding and, from time to time, is required to make contributions, determined in accordance with specific pension funding rules applicable in Canada, to ensure the Corporation’s pension plans’ assets are sufficient to meet its obligations.

For these reasons, the Board of Directors recommends that shareholders vote AGAINST this proposal.

PROPOSAL NO. 4 — Men-women parity on the board of directors

It is proposed that there be the same number of men and women on the board of directors of Bell Canada Enterprises, three years from the adoption of this proposal.

MEDAC’s proposal at last year’s annual meeting suggested that women should represent one-third of the members of the board of directors within three years of the adoption of this proposal. MEDAC is raising its requirements in this respect, convinced that an increase in the presence of women on the board of directors will bring added value to its workings. A study carried out in 2004 by the Catalyst Institute on 353 of the largest companies in the world indicated that those with more women on their boards had the best returns. A concurrent study by the Conference Board clearly showed that the presence of women changes the workings of a board of directors. For instance, at meetings, women voice different concerns, ask novel questions and contribute different points of view. The topics that are broached are broader and thus more representative of all aspects of good governance. Moreover, in the opinion of high-level recruiters, women bring different skills (multi-tasking, social and communication skills, long-term concerns), contributing added value to the work of the board of directors. In Quebec, by 2011, 24 of the publicly-owned corporations (Section 5 of the Auditor General Act) will be required to have half of the seats on their board of directors filled by women.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST PROPOSAL NO. 4 FOR THE FOLLOWING REASONS:

As disclosed in Schedule 1 — Statement of Corporate Governance Practices in BCE 2007 AIF, BCE’s objective in terms of the composition of the board is to have a sufficient range of skills, expertise and experience to ensure that the board can carry out its responsibilities effectively. Directors are chosen for their ability to contribute to the broad range of issues with which the board routinely deals. The board reviews each director’s contribution and determines whether the board’s size allows it to function efficiently and effectively.

The Corporate Governance Committee (CGC) of the board receives suggestions for board candidates from individual board members, the Chief Executive Officer, shareholders and professional search organizations. On a regular basis, the CGC reviews the current profile of the board, including average age and tenure of individual directors and the representation of various areas of expertise and experience.

While the board of directors of BCE has long supported the merits of having women directors, the focus of the CGC and the board is to select the most qualified individuals who will be able to adequately serve the interests of the Corporation and its shareholders. The Corporation promotes gender equality, diversity in the workforce and an equitable workplace and the board supports these values in both the employee and executive base, as well as at the level of the board of directors.

24  .  BCE INC. 2008 MANAGEMENT PROXY CIRCULAR

While the board believes it must maintain flexibility in the ability to identify appropriate candidates with a view to achieving the appropriate mix of skills and talents required for the overall effectiveness of the board and its committees, and does not support arbitrary percentages in determining the optimum composition of the board, it supports the objective of increasing the number of women as directors and the board’s overall objective is to achieve a more balanced representation of women on the board.

For these reasons, the Board of Directors recommends that shareholders vote AGAINST this proposal.

PROPOSAL NO. 5 — Information on compensation equity

It is proposed that the annual report and management proxy circular disclose the equity ratio between the aggregate compensation of the highest paid executive of Bell Canada Enterprises, including annual salary, bonuses, gratuities, payments under long-term bonus programs and any other form of compensation, and that of average employee compensation.

According to a study published in May 2006 by the Teachers’ Pension Fund, there is no correlation between executive compensation and market performance. This study came to a troublesome conclusion: executives who earned the highest salary increases did not manage to increase their companies’ share value any faster than those of other companies in the same industry. In Canada, the average compensation of the top executives of large corporations in 2006, according to data compiled by The Globe and Mail, was 116 times the average compensation of workers in Canada.

Compensation policies for senior executives and their general employment conditions are far too generous, even excessive, which is unfair to subordinates and employees. The laws and regulations of our institutions must foster fair and equitable policies when dealing with human resources.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST PROPOSAL NO. 5 FOR THE FOLLOWING REASONS:

BCE’s executive compensation policy is designed to attract, motivate and retain the executive officers needed to achieve and surpass our corporate objectives and to build a company that can capture growth opportunities in our rapidly changing markets and that leads the industry in terms of operational performance and creation of value for our shareholders.

BCE’s compensation philosophy is to offer total compensation for all levels of employees that is competitive in the marketplace. To complement this market positioning, we also ensure (for internal equity) that the compensation of each position fairly reflects the responsibilities of that position compared to other positions.

As disclosed in Schedule 2 — Statement of Executive Compensation in BCE 2007 AIF, total compensation of our executives for fiscal 2007 was positioned at the 60th percentile of compensation paid by the group of companies that we compared ourselves against (comparator group). Paying at the 60th percentile of the comparator group means that 40% of the companies in the comparator group pay more, and 60% pay less, for similar positions. The comparator group for 2007 consisted of 46 publicly traded Canadian and U.S. companies. The companies in the comparator group were selected based on one or more of the following criteria: telecommunications/high technology, strategic use of technology, most admired companies and revenues.

BCE’s executive compensation arrangements are established annually by the board upon recommendation of the independent MRCC. In 2007, total compensation consisted of base salary, annual short-term incentive awards, mid-term incentive awards, long-term incentives and benefits and perquisites, including pension benefits. A detailed description of the board’s compensation philosophy and the components of total compensation for executives for 2007 is disclosed in Schedule 2 — Statement of Executive Compensation in BCE 2007 AIF.

The board believes that the proposed “fairness ratio” requested by this proposal would not provide information that is relevant to the board’s goal of setting a competitive compensation program and would not provide information that is relevant to the interests of shareholders.

For these reasons, the Board of Directors recommends that shareholders vote AGAINST this proposal.

BCE INC. 2008 MANAGEMENT PROXY CIRCULAR  .  25

PROPOSAL NO. 6 — Prior shareholder approval of the compensation policy for senior executives

It is proposed that the compensation policy for the five highest-paid executives of Bell Canada Enterprises and the retainers paid to board members be pre-approved by shareholders.

Given the significant cost of an excessive compensation regime, the shareholders of Bell Canada Enterprises, as owners of the company, are justified in asking to approve the compensation policy for the five highest-paid executives and the retainers paid to the members of the board of directors. The current fait accompli policy in this respect is archaic and offensive to shareholders relegated to rubber-stamping duties at annual meetings.

The Principles of Corporate Governance published by the Organization for Economic Cooperation and Development (OECD) in 2004 contain such a requirement:

“Shareholders should be able to make their views known about this policy and any equity component should be subject to their approval.”

In France, shareholders must approve the aggregate package of the board members’ retainers. In the United States, all share purchase or option plans are voted upon at general shareholder meetings. On April 20, 2007, in a historical vote of 269 to 134, the House of Representatives passed a new law imposing the advisory vote on the compensation policy by the shareholders of listed corporations. Note in this respect the results of the votes reached by such so-called “say on pay” resolutions at some major annual meetings: Ingersoll-Rand (57% in favour), Blockbuster (57%), Motorola (52%), Bank of New York (47%), Apple (46%) and Citigroup (43%).

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST PROPOSAL NO. 6 FOR THE FOLLOWING REASONS:

In accordance with the CBCA, one of the key responsibilities of the board, the members of which are elected by the shareholders, is to establish a compensation policy for the executives and the directors of BCE. The board believes that it is critical to the competitiveness of the Corporation that the board maintains its flexibility to establish executive compensation policies and programs.

The board has assigned to its MRCC, which is composed solely of independent directors, the responsibility of recommending the compensation philosophy and program for executives. As described in response to Proposal No. 5 and as described in greater detail in Schedule 2 — Statement of Executive Compensation in BCE 2007 AIF, this includes an annual review and benchmarking, with the assistance of independent experts, of the Corporation’s compensation programs against the comparator group and current trends and best practices, to ensure that the compensation programs are in line with BCE’s corporate objectives and that they support the ability of the Corporation to attract, motivate and retain the executives needed to continue the growth of the business and the creation of shareholder value. With their in-depth knowledge of the Corporation’s strategies, goals, business plans and industry environment, together with the advice of independent experts, the MRCC makes informed recommendations and the board makes informed decisions in this highly complex area.

The board believes that shareholders can more effectively communicate their specific views, opinions and concerns through active participation in shareholder meetings and in other forums, including direct communication with the board and its Chair via the Corporate Secretary’s Office (as described in Schedule 1 — Statement of Corporate Governance Practices in BCE 2007 AIF), as opposed to “for” or “against” votes which would not provide the board with meaningful information regarding the underlying issues of interest to shareholders and would result in the board having to speculate on the reasons behind the rejection of a compensation policy.

In addition, shareholders can express their opinions through their voting for the election of directors. Since 2006, the board has had a majority voting policy under which, in an uncontested election, any nominee for election as a director who receives a greater number of votes “withheld” from his election than votes “for” his election must submit his resignation. The board, upon recommendation of the CGC, will determine whether to accept the resignation offer and the Corporation will publicly disclose the board’s determination.

26  .  BCE INC. 2008 MANAGEMENT PROXY CIRCULAR

With regard to the proposal that directors’ compensation be subject to prior shareholder approval, as described in Schedule 1 — Statement of Corporate Governance Practices in BCE 2007 AIF, the board has assigned to the CGC the responsibility of recommending the compensation policy for non-management directors. (Any director who is also an employee of BCE or any of its subsidiaries does not receive any compensation as a director.)

The CGC’s objective in designing a director compensation policy is to ensure the Corporation can attract and retain highly qualified, committed and talented board members, with an extensive and relevant breadth of experience, and to align the interests of directors with the shareholders. The CGC regularly reviews the compensation of non-management directors and recommends to the board such adjustments as it considers appropriate and necessary to recognize the workload, time commitment and responsibility of the board and committee members and to remain competitive with director compensation trends in North America. As part of its review, the CGC, with the assistance of independent experts, benchmarks the directors’ compensation policy against substantially the same comparator group of companies that is used by the MRCC to benchmark its executive compensation policy, and within such comparator group, the total compensation of directors is positioned at the same level as BCE’s executive compensation. The CGC also reviews the compensation policy for non-management directors in the context of current trends and best practices. In 2002 the board adopted an annual flat fee compensation policy for non-management directors, and the details of their annual 2007 fees are set out in Schedule 1 — Statement of Corporate Governance Practices in BCE 2007 AIF.

The board believes that BCE’s executive compensation arrangements and its non-management director compensation policy are appropriate, and that it is not in the best interests of BCE or its shareholders to implement a shareholder approval process as suggested by this Proposal which would hinder the Corporation’s ability to address competitive conditions and attract and retain executive and board talent.

For these reasons, the Board of Directors recommends that shareholders vote AGAINST this proposal.

PROPOSAL NO. 7 — Restrict executives’ exercise of options to end of tenure

It is proposed that Bell Canada Enterprises regulate the exercise of options allocated to senior executives and directors of our companies by stipulating that such options may not be exercised by those concerned before the end of their tenure.

Since the mid-90s, North American corporations have been increasingly using stock options in the compensation of senior executives and directors. This practice has resulted in excessive and unjustified compensation levels in light of the performances of the vast majority of corporations and the stock market returns to shareholders. Such abuse has largely contributed to the dramatic loss of investor and public confidence in the quality of corporate governance and in the integrity of financial markets. The compensation of corporate executives has been completely disconnected from achieving the stated long-term objectives and has been turned into an incentive to manage corporations with the immediate performance of the shares being the sole concern. Extensive use of stock options in the compensation regime is the leading cause of such distortions and many believe it would be at the source of numerous frauds involving executives who, with the complicity of their auditors, have breached the rules of ethics and the law by tampering with information about the real financial position of their corporation.

BCE INC. 2008 MANAGEMENT PROXY CIRCULAR  .  27

Far from aligning the interests of officers with those of shareholders, stock options have resulted in an erosion of investors’ wealth. On September 26, 2002, the Canadian Council of Chief Executives (CCCE) also confirmed this failing stating that it understood the frustration felt by investors “when senior executives are rewarded handsomely for past performance that proves to be short-lived”.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST PROPOSAL NO. 7 FOR THE FOLLOWING REASONS:

As described in more detail in Schedule 2 — Statement of Executive Compensation in BCE’s 2007 AIF, BCE’s executive compensation policy is performance-based and includes mid-term and long-term incentive programs that are mainly in the form of RSUs and stock options that are designed to compensate and retain executive officers, link the executive officers’ interests to those of the shareholders and encourage executive officers to pursue value-creating opportunities for BCE by allowing them to participate in the appreciation of share value. BCE’s executive compensation policy reflects the board’s objective to put a significant portion of compensation at risk, encouraging the required behaviour for achieving the desired business results.

Since 2004 and in light of the introduction of grants of RSUs under the mid-term incentive plan, there is less emphasis on the use of long-term incentive plans under which stock options are granted. At any time, the value of one RSU is equal to the value of one BCE common share. RSUs are granted based on position and level of contribution, and vest according to the vesting schedule relating to the performance period. Vesting of RSUs is subject to meeting pre-set financial and operating objectives directly aligned to specific goals.

Grants of stock options made in 2007 were awarded for a two-year cycle ending December 31, 2008. Under the terms of BCE’s Long-Term Incentive (Stock Option) Program (1999), the right to exercise an option vests by 25% per year for four years from the effective date of the grant, and the term of the option may not exceed 10 years from the date of grant. The term of the options granted in 2007 is six years.

The board ceased the granting of options to directors in November 2002. Directors’ fees are payable, at the election of the director, in cash or in the form of deferred share units. The number of deferred share units credited to a director’s account is calculated by dividing the amount of the director’s quarterly fee payment by the common share price on the day the credit is made.

The board has also adopted minimum share ownership requirements for non-management directors as well as executives, the details of which are disclosed in Schedule 1 — Statement of Corporate Governance Practices and Schedule 2 — Statement of Executive Compensation in BCE 2007 AIF, respectively.

The MRCC and the board have determined that the terms of the mid-term and long-term executive compensation are appropriate and in line with market practice and the performance goals of the Corporation and that, together with the minimum share ownership requirements, align executives’ and directors’ interests with increased shareholder value over the long term.

For these reasons, the Board of Directors recommends that shareholders vote AGAINST this proposal.

PROPOSAL NO. 8 — Disclosure of holdings in hedge funds and subprime mortgages

Given the grave concerns voiced by many observers and regulators on the effects of hedge funds and subprime mortgages on the stability of the financial system, it is proposed that the bank disclose information on its direct or indirect holdings in this type of activity.

Last year, MEDAC sounded the alarm, requesting the disclosure of holdings in hedge funds. Our proposal met with strong support at the annual meetings which we attended, such support generally exceeding 10%. In compliance with the law, MEDAC is submitting it once again given the fact that such funds continue to hold very high risks for investors and given the information available to them, they cannot gauge the risk to which they are exposed.

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It must be recalled that hedge funds use risk hedging techniques to speculate on the financial markets. Their financial strategy is based primarily on the large-scale leveraging, which translates into high indebtedness intended to finance risky investments and arbitrage transactions aimed at exploiting inter-market price discrepancies. Located mostly in tax havens, these funds do not own securities, they borrow them and only own them once the transaction is completed. The leverage effect thus becomes maximized. Many of these funds, which are purely speculative in nature, play on rumours to create imbalances and trigger the volatility required to make a profit without any economic reason.

Disclosing the holdings of banks in such funds is not MEDAC’s only concern with respect to risky investments. Over the summer, stock markets entered a very turbulent period with the high volume of subprime mortgages in the U.S. In August 2007, the New York Stock Exchange fell 400 points in one day and the Toronto Stock Exchange fell 300 points. This crisis originated with certain U.S. mortgage institutions that extended loans to U.S. households that did not have the means to pay higher interest rates. To be able to extend more and more loans, these institutions converted these subprime mortgages into bond-type securities which they re-sold to other companies, like banks or specialized firms offering their clients riskier hedge-fund type mutual funds which, incidentally, are barely regulated. Some Canadian financial institutions were heavily affected by this crisis.

For the sake of transparency, shareholders should be informed of such investments so that they can assess their investment in the company in light of the risks they incur and the highly speculative investment policy espoused by their executives and the members of the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST PROPOSAL NO. 8 FOR THE FOLLOWING REASONS:

The Corporation considers that this Proposal is inapplicable to it, as it is not a bank or other type of financial institution that engages in these types of investment activities. However, we confirm the Corporation does not have any holdings in hedge funds nor subprime mortgages. The Corporation’s pension plans have minimal exposure to some hedge funds investments but this represents less than 5% of the Corporation’s pension plans funds.

For these reasons, the Board of Directors recommends that shareholders vote AGAINST this proposal.

PROPOSAL NO. 9 — Cumulative voting to elect directors

It is proposed that Bell Canada Enterprises amend its articles to introduce a cumulative voting mechanism to elect members of the board of directors.

When MEDAC presented this proposal to the meeting of the shareholders of Bell Canada Enterprises, it received a support rate of [8%]. With this election method, shareholders are entitled to as many votes as the number of shares they hold, multiplied by the number of nominees to be elected. These votes may then be cast in favour of one nominee or all of them, at the shareholder’s discretion. Cumulative voting is provided by Canadian law to promote the expression of the minority shareholders’ will in the election of directors of a company. One of the fundamental tenets of sound governance is the legitimacy of directors: in a world where, over time, corporate ownership has gradually changed, going from a small number of significant shareholders to a myriad of small holdings and passive funds, the process of director selection has slipped exclusively into the hands of managers and members of the board of directors in office, focusing on independence and credibility — principles whose value we certainly recognize — but blurring the legitimacy of representation with respect to minority and majority shareholders alike, a source of new ideas and added value for all shareholders.

To ensure the application of this principle, we ask for the introduction of cumulative voting, a means to ensure that minority shareholders fully play their role, since current voting policies benefit the positions of management. The legitimacy of directors is just as important as their independence and credibility. The purpose of this proposal is not to pass judgment on management’s and the board’s openness to the concerns of shareholders, but to essentially assert the principle that members of the board of directors must represent minority and majority shareholders alike.

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THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST PROPOSAL NO. 9 FOR THE FOLLOWING REASONS:

This Proposal is the same proposal made to BCE for consideration at its 2005 annual shareholder meeting by The Association de Protection des Epargnants et Investisseurs du Quebec (APEIQ). In 2005, the proposal was rejected by 92% of BCE’s shares voted at that meeting.

The board believes the response given to the 2005 shareholder proposal on cumulative voting remains relevant today. The purpose of a cumulative voting system is generally to enable minority shareholders to obtain representation on the board of directors of a corporation with a controlling shareholder or a controlling group of shareholders.

BCE is a widely held public corporation with no controlling shareholder. Cumulative voting would allow certain shareholders to elect directors who would see their role as representing the interests of a special group of shareholders. The board believes that it can function most effectively by sharing the common objective of advancing the best interests of all shareholders rather than those of any particular group. The board also believes that a balanced board should consist of individuals with a wide range of knowledge and experience, and that flexibility should be maintained to ensure the board as a whole is comprised of persons who reflect changing circumstances in our business.

In addition, the board notes that since 2006 the method of electing BCE’s directors allows shareholders to vote for each of the nominees rather than for the entire slate of nominees, and since 2006 has included a majority voting policy under which, in an uncontested election, any nominee for election as a director who receives a greater number of votes “withheld” from his election than votes “for” his election must submit his resignation.

For these reasons, the board believes its current procedures provide all shareholders with effective representation on an equal basis.

For these reasons, the Board of Directors recommends that shareholders vote AGAINST this proposal.

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QUESTIONS AND FURTHER ASSISTANCE
If you have any questions about the information contained in this document or require assistance in completing your proxy form, please contact the Corporation’s proxy solicitation agent, at:

GEORGESON
100 University Avenue
11th Floor, South Tower
Toronto, Ontario
Canada
M5J 2Y1

North American
toll free number: 1-888-605-7634

www.bce.ca
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